UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No. )
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THE TIMBERLAND COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE TIMBERLAND COMPANY
200 Domain Drive
Stratham, New Hampshire 03885

April 11, 2008

TO THE STOCKHOLDERS:

The Board of Directors and Officers of The Timberland Company invite you to attend the 2008 Annual Meeting of Stockholders to be held on Thursday, May 15, 2008, at 9:00 a.m., at the Company’s headquarters located at 200 Domain Drive, Stratham, New Hampshire.

A copy of the Proxy Statement and the proxy are enclosed.

If you cannot be present at the meeting, please mark, date and sign the enclosed proxy and return it as soon as possible in the enclosed envelope.

Cordially,

Sidney W. Swartz
Chairman

THE TIMBERLAND COMPANY
200 Domain Drive
Stratham, New Hampshire 03885

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, May 15, 2008

Time:	9:00 a.m.

Location:	The Timberland Company
World Headquarters
200 Domain Drive
Stratham, New Hampshire

Purposes for Meeting:

1.	To fix the number of directors at eleven for the coming year, subject to further action by the Board of Directors as provided in the Company’s By-Laws, and to elect eleven directors to hold office until their successors are duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

Holders of Class A Common Stock will vote separately as a class to elect three directors. Holders of Class A Common Stock and holders of Class B Common Stock will vote together as a single class to elect the remaining eight directors and to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

You will receive notice of and may vote and act at the Annual Meeting only if you were a stockholder of record at the close of business on Thursday, March 20, 2008.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders Meeting to be Held on May 15, 2008: The Proxy Statement and Annual Report to Stockholders are also available at http://ww3.ics.adp.com/streetlink/TBL.

By Order of the Board of Directors

Danette Wineberg
Secretary

April 11, 2008

THE TIMBERLAND COMPANY
200 Domain Drive
Stratham, New Hampshire 03885

PROXY STATEMENT

April 11, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of The Timberland Company, a Delaware corporation (“we”, “our”, “us”, “Timberland” or the “Company”), is sending you the enclosed proxy in connection with its 2008 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjourned sessions of the Annual Meeting. The Annual Meeting will be held on Thursday, May 15, 2008, at 9:00 a.m., at the Company’s headquarters located at 200 Domain Drive, Stratham, New Hampshire. The purposes of the Annual Meeting are:

1.	to fix the number of directors at eleven for the coming year and to elect eleven directors to hold office until their successors are duly elected and qualified;

2.	to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; and

3.	to transact such other business as may properly come before the Annual Meeting and any adjournments of the Annual Meeting.

Voting Rights and Outstanding Shares

You may vote at the Annual Meeting only if you are a stockholder of record as of the close of business on Thursday, March 20, 2008. As of March 28, 2008, the following number of shares of the Company’s Common Stock were outstanding:

Number of Shares
Class of Common Stock	Outstanding

Class A Common Stock, $.01 par value (“Class A Common Stock”)	47,778,867
Class B Common Stock, $.01 par value (“Class B Common Stock”)	11,743,660

We bear all costs of solicitation of proxies. We may solicit proxies personally or by telephone, mail or telegram. None of the Company’s directors, officers or employees will be specially compensated for soliciting proxies. We expect to mail this Proxy Statement and the enclosed proxy to stockholders on or about April 11, 2008. Unless the Company has received instructions to the contrary, only one Annual Report or Proxy Statement, as applicable, is being delivered to multiple shareholders sharing an address. Upon written or oral request to the Secretary of the Company, by mail at 200 Domain Drive, Stratham, New Hampshire 03885 or by telephone at (603) 772-9500, the Company will promptly deliver a copy of the Annual Report or Proxy Statement to a shareholder if that shareholder shares an address with another shareholder to which a single copy of the applicable document was delivered. To receive a separate Annual Report or Proxy Statement, as applicable, in the future, contact the Secretary of the Company as described above. To request delivery of a single copy of an Annual Report or Proxy Statement for a household currently receiving multiple copies of Annual Reports or Proxy Statements, contact the Secretary of the Company as described above.

To vote your shares at the Annual Meeting, you must properly sign, date and return the enclosed proxy. You may specify in the proxy how you want to vote your shares. If you sign and return your proxy but do not specify how to vote your shares, then your shares will be voted to fix the number of directors at eleven and to elect all eleven nominees, and to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

You may revoke your proxy at any time before the Annual Meeting by either:

•	attending the Annual Meeting and voting in person;

•	filing with the Secretary of the Company an instrument in writing revoking your proxy; or

•	delivering to the Secretary a newly executed proxy bearing a later date.

If a nominee for director is unable to serve as a director, the persons appointed as proxy for the Annual Meeting may, in his, her or their discretion, vote for another person as director or vote to reduce the number of directors to less than eleven, as the Board of Directors may recommend. The Company believes that all of the nominees will be available for election.

The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any additional matters should properly come before the Annual Meeting, the persons appointed as proxy to vote on such matters intend to vote in accordance with his, her or their judgment.

Quorum

A quorum of our stockholders must be present, whether by proxy or in person, for the Annual Meeting to occur. Consistent with Delaware law and under the Company’s By-Laws, a majority of the voting power of shares entitled to be cast on a particular matter constitutes a quorum.

To determine the presence of a quorum, the following will count as shares present:

•	shares represented by proxies that withhold authority to vote for a nominee for director;

•	shares represented by proxies that indicate an abstention to vote for a nominee for director; or

•	a “broker non-vote” (shares held by your brokers or nominees as to which (i) you have not provided voting instructions and (ii) the broker or nominee does not have discretionary voting power).

Required Votes and Method of Tabulation

You are entitled to one vote for each share of Class A Common Stock you hold and entitled to ten votes for each share of Class B Common Stock you hold. Holders of Class A Common Stock will vote separately as a class to elect nominees Ian W. Diery, Irene M. Esteves and John A. Fitzsimmons. Holders of Class A Common Stock and holders of Class B Common Stock will vote together as a single class to elect nominees Sidney W. Swartz, Jeffrey B. Swartz, Virginia H. Kent, Kenneth T. Lombard, Edward W. Moneypenny, Peter R. Moore, Bill Shore and Terdema L. Ussery, II, and to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered accounting firm.

We will appoint election inspectors who will count the votes cast by proxy or in person at the Annual Meeting. The eleven nominees for election as directors who receive the greatest number of votes properly cast will be elected. An affirmative vote of a majority of all shares present in person or represented by proxy at the Annual Meeting and entitled to vote is necessary to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

ITEM 1.  ELECTION OF DIRECTORS

The directors elected at each Annual Meeting serve for the following year and until their respective successors are duly elected and qualified. The Company’s By-Laws specify that the Board of Directors or the stockholders may determine the number of directors of the Company. The stockholders or the Board of Directors may increase the number of directors fixed at the Annual Meeting and may fill any vacancy arising on the Board of Directors.

The current Board of Directors consists of eleven members. All current directors are nominees for director at the Annual Meeting. The incumbent directors were elected at the 2007 Annual Meeting of Stockholders.

Information with Respect to Nominees

The names, ages, principal occupations during the past five years and certain other information with respect to the nominees for election are as follows:

Name and Year		Principal Occupation During the Past Five Years
First Elected Director	Age	and Directorships of Other Public Companies

Sidney W. Swartz (1978)	72	Sidney Swartz has been the Company’s Chairman of the Board since June 1986. Sidney Swartz also was the Company’s Chief Executive Officer and President from June 1986 until June 1998.
Jeffrey B. Swartz (1990)	48	Jeffrey Swartz has been the Company’s President and Chief Executive Officer since June 1998. Jeffrey Swartz is the son of Sidney Swartz. Jeffrey Swartz serves as a director of Limited Brands Inc.
Ian W. Diery (1996)	58	Mr. Diery has been the Chairman of the Board, President and Chief Executive Officer of Electronic Scrip, Inc. since November 1997.
Irene M. Esteves (2003)	49	Ms. Esteves has been the Senior Executive Vice President and Chief Financial Officer of Regions Financial Corporation since April 1, 2008. Prior to this, she was the Chief Financial Officer of The Capital Management Group of Wachovia Corporation from June 2006 through March 2008. Prior to this, Ms. Esteves served as Senior Managing Director, Chief Financial Officer and Chief of Human Resources at Putnam Investments from July 2003 through April 2004. Prior to that, she served as Putnam’s Chief Financial Officer from 1997. Ms. Esteves serves as a director of Johnson Diversey, Inc.
John A. Fitzsimmons (1996)	65	Mr. Fitzsimmons was the Senior Vice President — Consumer Electronics of Circuit City Stores, Inc. from January 1987 until his retirement in June 2000.
Virginia H. Kent (1999)	53	Ms. Kent is an independent consultant and was the President and Chief Executive Officer of reflect.com from December 1999 until June 2002. Prior to this, Ms. Kent served at Hasbro Corporation in a variety of positions, most recently as President — U.S. Toy Group.
Kenneth T. Lombard (2005)	53	Mr. Lombard has been the President of Starbucks Entertainment, a business unit of Starbucks Coffee Company, since 2004. From 1992 to 2004, Mr. Lombard was the co-founder and President of Johnson Development Company.
Edward W. Moneypenny (2005)	66	Mr. Moneypenny was the Senior Vice President — Finance and Chief Financial Officer of 7-Eleven, Inc. from 2002 until his retirement in January, 2006. Mr. Moneypenny serves as a director of New York & Company, Inc. and as a member of the Board of Trustees of Saint Joseph’s University in Philadelphia, Pennsylvania.

Name and Year		Principal Occupation During the Past Five Years
First Elected Director	Age	and Directorships of Other Public Companies

Peter R. Moore (2005)	53	Mr. Moore has been President of EA SPORTStm Label business unit of Electronic Arts Inc. since July 2007. Prior to this, Mr. Moore was Corporate Vice President, Interactive Entertainment Business of Microsoft Corporation since January 2006 and before that was employed by the Home and Entertainment Division of Microsoft Corporation since 2003, first as Corporate Vice President of Worldwide Retail Sales and Marketing and then as Corporate Vice President. From 1999 to 2003, Mr. Moore served first as Senior Vice President of Marketing and then as President and Chief Operating Officer of Sega of America Dreamcast, Inc.
Bill Shore (2001)	53	Mr. Shore founded Share Our Strength in 1984 and is currently its President. Mr. Shore is also Chairman of Community Wealth Ventures, Inc., a for-profit subsidiary of Share Our Strength.
Terdema L. Ussery, II (2005)	49	Mr. Ussery has been the President and Chief Executive Officer of the Dallas Mavericks since 1997. Mr. Ussery has also been the Chief Executive Officer of HDNet since 2001. Mr. Ussery serves as a director of Treehouse Foods, Inc. and Entrust Inc.

Corporate Governance and Code of Ethics

The Board of Directors has established corporate governance principles for the Board and committees of the Board to follow regarding effective corporate governance and compliance with laws and regulations. The corporate governance principles require the Board to appoint a Lead Director if the Chairman of the Board of Directors is not independent. Since Sidney W. Swartz is not independent, the Board of Directors appointed Irene M. Esteves as the Lead Director in 2004. The Lead Director, among other duties, acts as the presiding director at executive sessions of the non-management members of the Board of Directors and assists the Board and Company management in setting the agenda for each meeting of the Board of Directors.

We have also adopted a Code of Ethics that applies to all directors, executives, and employees of the Company to deter wrongdoing and promote ethical conduct, compliance with law and internal reporting of wrongdoing. These documents and the charter for each of the committees of the Board of Directors are available on the Company’s website, www.timberland.com, and may also be obtained by writing to the Company’s Secretary, 200 Domain Drive, Stratham, New Hampshire 03885.

Shareholder Communications to the Board of Directors

Shareholders and other interested parties may send communications to the non-management members of the Board of Directors. Shareholders may send their written communications to the Secretary of the Company at 200 Domain Drive, Stratham, New Hampshire 03885 and all communications will be given directly to the non-management directors unless they would be more appropriately addressed by other departments within the Company, such as customer or vendor services.

Committees of the Board of Directors and Board of Directors Independence

Committees of the Board

The Board of Directors has the following committees: Governance and Nominating Committee, Management Development and Compensation Committee, Audit Committee, and Corporate Social Responsibility Committee.

During 2007, the Board of Directors and its committees held the following number of meetings:

2007 Meetings

Board of Directors	6
Governance and Nominating Committee	4
Management Development and Compensation Committee	6
Audit Committee	11
Corporate Social Responsibility Committee	3

All directors attended more than 75% of the total number of meetings held in 2007 of the Board of Directors and the committees of the Board on which he or she served, except that Ms. Esteves could not attend two of the six Management Development and Compensation Committee meetings, Mr. Lombard could not attend one of the three Corporate Social Responsibility Committee meetings, and Mr. Moore could not attend the one meeting of the Governance and Nominating Committee held in 2007 when he was still a member of that committee. The Company expects all nominees for the Board of Directors to attend the Annual Meeting of Stockholders. All members of and nominees for the Board of Directors at May 17, 2007, the date of the last Annual Meeting of Stockholders, attended the meeting, except for Kenneth T. Lombard.

Board Independence

While we believe that the majority of the members of our Board of Directors are independent, the Company is exempt from the listing standards of the New York Stock Exchange requiring that a majority of the Board of Directors be independent and that all of the members of the compensation and nominating committees be independent. The Company is relying on the “controlled company” exemption provided by the New York Stock Exchange based on the fact that more than 50% of the voting power of the Company’s voting stock is held by Sidney W. Swartz and The Sidney W. Swartz 1982 Family Trust (the Company is therefore a “controlled company” as defined in the New York Stock Exchange’s listing standards).

With respect to the Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) requirements that all members of an Audit Committee be independent, the Board has determined that all current members or members who have been nominated to serve on the audit committee qualify as independent. The Board has not adopted categorical standards with respect to director independence as it believes it is more appropriate to make independence determinations taking into account all factors and circumstances that it considers relevant. In May 2007, the Board concluded that no proposed member of the Audit Committee, including any family member, had any personal or financial relationship with the Company which would affect the independence of the Audit Committee member. In making this conclusion, the Board considered the Governance and Nominating Committee’s independence recommendation, and the directors’ and officers’ questionnaires recently completed by Board members. With respect to Ms. Esteves, a member of our Audit Committee, she was in 2006 appointed Chief Financial Officer of Wachovia Capital Management Group, which through its subsidiaries or divisions holds shares of the Company’s stock, participates in the Company’s credit facility, and offers other limited non-investment banking services to the Company. These same circumstances existed during 2007. In 2007, the Board again considered Ms. Esteves’ employment at Wachovia and the relevant facts and circumstances in light of the SEC and NYSE requirements. Specifically, the Board again considered the organizational structure and size of Wachovia, the fact that Ms. Esteves does not make day to day decisions about buying and selling publicly traded stock nor does she have day to day responsibility for the Wachovia banking unit that is part of the Company’s credit facility, the fact that the credit facility is governed by a written agreement entered into prior to Ms. Esteves appointment at Wachovia, and that the amount of stock held by Wachovia is not material to the Company or Wachovia. In reviewing the relevant facts and circumstances, the Board determined that these relationships and transactions are not material to Ms. Esteves, Wachovia or the Company and that, accordingly, Ms. Esteves qualified as an independent director. Ms. Esteves left Wachovia Capital Management Group in March 2008 and has been the Senior Executive Vice President and Chief Financial Officer of Regions Financial Corporation since April 1, 2008. The Company has no business with Regions Financial Corporation.

Directors’ Compensation

DIRECTORS’ COMPENSATION FOR FISCAL YEAR 2007

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All other
	in Cash	Awards	Awards(1)(2)	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Ian W. Diery	$55,000	—	$144,882	—	—	—	$199,882
Irene M. Esteves	$82,500	—	$148,697	—	—	—	$231,197
John A. Fitzsimmons	$63,500	—	$144,882	—	—	—	$208,382
Virginia H. Kent	$63,500	—	$144,753	—	—	—	$208,253
Kenneth T. Lombard	$50,000	—	$194,144	—	—	—	$244,144
Edward W. Moneypenny	$59,000	—	$194,144	—	—	—	$253,144
Peter R. Moore	$53,000	—	$194,144	—	—	—	$247,144
Bill Shore	$57,500	—	$144,068	—	—	—	$201,568
Terdema L. Ussery, II	$50,000	—	$194,144	—	—	—	$244,144
Jeffrey B. Swartz(3)	$—	—	—	—	—	—	$—
Sidney W. Swartz(4)	$—	—	—	—	—	—	$—

(1)	This column shows the accounting expense recognized for financial statement reporting purposes for our year ended December 31, 2007 for the stock options awarded to each non-employee director under the 2001 Non-Employee Directors Stock Plan, as amended. These amounts are calculated in accordance with Statement of Financial Accounting Standards 123(R) (“SFAS 123(R)”), before forfeitures. Please refer to Note 14 to our consolidated financial statements, entitled “Share-based Compensation,” included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for a discussion of the assumptions used in determining the valuations shown in this column. The stock option granted to each non-employee director in 2007 and its grant date fair value determined in accordance with SFAS 123(R) was as follows: Mr. Diery and Mr. Fitzsimmons, 10,849 stock options each with a grant date fair value of $149,782; Ms. Esteves, 10,957 stock options with a grant date fair value of $149,781; Ms. Kent, Mr. Lombard, Mr. Moneypenny, Mr. Moore, and Mr. Ussery 10,796 stock options each with a grant date fair value of $149,786; and Mr. Shore, 11,046 stock options with a grant date fair value of $149,840.

(2)	At December 31, 2007, the total number of outstanding stock options for each non-employee director was as follows: Mr. Diery, 80,357; Ms. Esteves, 55,349; Mr. Fitzsimmons, 80,357; Ms. Kent, 100,430; Mr. Lombard, 40,431; Mr. Moneypenny, 40,431; Mr. Moore, 40,431, Mr. Shore, 60,436; and Mr. Ussery, 40,431.

(3)	Jeffrey B. Swartz is the President and Chief Executive Officer and an employee of the Company. Mr. Jeffrey Swartz does not receive any fees, stock, option awards or other compensation for his Board service. Please refer to the Summary Compensation Table and footnotes thereto for information with respect to Mr. Jeffrey Swartz’s compensation as an employee of the Company.

(4)	Sidney W. Swartz is Chairman of the Board and an employee of the Company. Mr. Sidney Swartz does not receive any fees, stock, option awards or other compensation for his Board service. Please refer to the Summary Compensation Table and footnotes thereto for information with respect to Mr. Sidney Swartz’s compensation as an employee of the Company.

Additional Information to Understand the Director Compensation Table

We pay fees to our non-employee directors in connection with their service as a director as follows: $30,000 annual retainer to each director; $15,000 annual retainer to the Lead Director; $2,000 for each Board of Directors meeting attended; $7,500 annual retainer to each committee chairperson; and $1,000 for each committee meeting attended.

Under the Company’s 2001 Non-Employee Directors Stock Plan, as amended, effective January 1, 2005, directors who are not employees of the Company are automatically granted options to purchase a number of shares of Class A Common Stock. Newly elected or appointed directors will receive an initial award of options to purchase a number of shares of Class A Common Stock on the date of election or appointment calculated by multiplying the then current annual director’s retainer by ten and applying the quarterly adjusted Black-Scholes option pricing model using the fair market value of the Class A Common Stock on the date of grant. On each anniversary of the initial award an annual award will be made using the same formula except that the current annual director’s retainer will be multiplied by five. All of these stock options have an exercise price equal to the fair market value on the date of grant, and initial awards are exercisable at the rate of 33 1/3% of the total underlying shares on each of the first three anniversaries of the date of grant and annual awards are exercisable with respect to 100% of the underlying shares on the first anniversary of the date of grant for so long as the director remains a director of the Company. Prior to January 1, 2005, newly elected or appointed directors received an initial award of options to purchase 10,000 shares and on each anniversary of the initial award received an award of options to purchase 2,500 shares. These options are exercisable at the rate of 25% of the total underlying shares on each of the first four anniversaries of the date of grant for so long as the director remains a director of the Company. All options expire ten years from the date of grant or when the holder ceases to be a director, if earlier. Options granted prior to March, 2004 that are vested upon a director’s retirement or voluntary termination of service remain exercisable for three months following such termination. Options granted during and after March, 2004 that are vested upon a director’s retirement or voluntary termination also remain exercisable for three months following such termination unless the director has ten or more years of service in which case they will remain exercisable for the life of the options.

During 2007, the Company granted the following stock options to its non-employee directors:

Director	Number of Shares	Date of Grant	Exercise Price

Ian W. Diery	10,849	May 16, 2007	$26.36
Irene M. Esteves	10,957	June 25, 2007	$26.10
John A. Fitzsimmons	10,849	May 16, 2007	$26.36
Virginia H. Kent	10,796	May 21, 2007	$26.49
Kenneth T. Lombard	10,796	May 21, 2007	$26.49
Edward W. Moneypenny	10,796	May 21, 2007	$26.49
Peter R. Moore	10,796	May 21, 2007	$26.49
Bill Shore	11,046	May 3, 2007	$25.90
Terdema L. Ussery, II	10,796	May 21, 2007	$26.49

See the section of this Proxy Statement entitled “Security Ownership of Certain Beneficial Owners and Management” for information as to ownership of Company securities by directors and nominees for director.

The Governance and Nominating Committee

The members of the Governance and Nominating Committee are Virginia H. Kent, Chair, Bill Shore and Terdema L. Ussery, II. The Governance and Nominating Committee’s responsibilities include, but are not limited to:

•	reviewing the organization, role and structure of the Board of Directors including the nature and extent of delegation of responsibilities to committees of the Board and reviewing directors’ compensation;

•	developing, reviewing, evaluating and recommending to the Board for adoption corporate governance principles applicable to the Company;

•	making recommendations to the full Board with respect to membership on committees and chairmanship of committees;

•	recommending to the Board guidelines and criteria for Board membership and identifying and reviewing candidates for election to the Board and making recommendations relative to their election as directors;

•	periodically evaluating the composition of the Board and the effectiveness of the Board, and overseeing the evaluation of the Board and its committees, including its own performance annually; and

•	communicating with management to ensure that materials and information provided to the Board are appropriate to enable the Board to fulfill its responsibilities.

The Governance and Nominating Committee has established a process for identifying and evaluating nominees for director. Although the Governance and Nominating Committee will consider nominees recommended by shareholders, the Committee believes that the process it utilizes to identify and evaluate nominees for director is designed to produce nominees that possess the educational, professional business and personal attributes that are best suited to further the Company’s mission. The Committee may identify nominees through the use of professional search firms that may utilize proprietary screening techniques to match candidates to the Committee’s specified qualifications. The Committee may also receive recommendations from existing directors, executive officers, key business partners, and trade or industry affiliations. The Committee will consider, among other factors, the following to evaluate Committee or shareholder recommended nominees: candidates’ experience, skills, and other qualifications in view of the specific needs of the Board of Directors and the Company; diversity of backgrounds, skills, and expertise; and high ethical standards, integrity and proven business judgment. The Company’s Chief Executive Officer discusses all prospective nominees with the Committee. The Committee further evaluates each nominee based on the criteria described above prior to approving a nominee for election to the Board of Directors.

The Governance and Nominating Committee will consider nominations to the Board of Directors from shareholders using the same criteria described above. To be considered by the Governance and Nominating Committee for nomination and inclusion in the Company’s proxy statement for its 2009 Annual Meeting of Stockholders, shareholder recommendations must be received by the Company’s Secretary no later than December 13, 2008. Shareholders should write to the Company’s Secretary at 200 Domain Drive, Stratham, New Hampshire 03885 and such recommendations must include: (i) the name and address of the candidate, (ii) a brief biographical description as well as qualifications, taking into consideration the criteria described above, and (iii) a signed consent from the candidate indicating his or her consent to be named in the proxy statement and serve if elected.

The Management Development and Compensation Committee

The members of the Management Development and Compensation Committee are Kenneth T. Lombard, Chair, Irene M. Esteves, John A. Fitzsimmons, Edward W. Moneypenny and Peter R. Moore. The Management Development and Compensation Committee’s responsibilities include, but are not limited to:

•	determining and presenting to the Board of Directors, other than management directors, for its ratification the compensation of the Chairman, and of the President and Chief Executive Officer;

•	determining the compensation of the Chief Financial Officer and the executive officers who report directly to the Chief Executive Officer;

•	reviewing, adopting and revising succession plans for the positions of Chairman, President, Chief Executive Officer and Chief Operating Officer;

•	reviewing the general principles on which the Company bases its compensation, benefits and management development and succession policies and practices for all employees of the Company;

•	supervising the administration of the Company’s 2007 Incentive Plan, and other non-stock based benefit plans;

•	consulting with the Governance and Nominating Committee regarding compensation for members of the Board, and making recommendations to the Board regarding any changes to the 2001 Non-Employee Directors Stock Plan, as amended; and

•	evaluating its own performance annually.

The Corporate Social Responsibility Committee

The Corporate Social Responsibility Committee was formed in late 2006. It held its first meeting in early 2007. The members of the Corporate Social Responsibility Committee are Bill Shore, Chair, Kenneth T. Lombard, Peter R. Moore and Terdema L. Ussery, II. The Corporate Social Responsibility Committee’s responsibilities include, but are not limited to:

•	reviewing and monitoring the Company’s corporate social responsibility work;

•	monitoring the Company’s compliance with its Code of Conduct;

•	reviewing and discussing corporate social responsibility initiatives and goals in view of the Company’s business strategy, including impact and relationship to business objectives and creation of shareholder value; and

•	ensuring alignment between the Company’s senior executives and the Board of Directors on corporate social responsibility goals.

The Audit Committee

Irene M. Esteves, Chair, Ian W. Diery, John A. Fitzsimmons, Virginia H. Kent and Edward W. Moneypenny are the members of our Audit Committee. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. All of the members of our Audit Committee are independent (as independent is defined in the New York Stock Exchange’s listing standards). The Board of Directors has determined that there is at least one audit committee financial expert serving on the Audit Committee. Ms. Esteves is the named audit committee financial expert. The primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process and its responsibilities include, but are not limited to:

•	monitoring the integrity of the Company’s financial statements;

•	ensuring the Company’s compliance with legal and regulatory requirements;

•	retaining and, if appropriate, dismissing the independent accountants;

•	establishing the qualifications, and monitoring the independence and performance of the Company’s independent accountants;

•	monitoring the performance of the Company’s internal audit function; and

•	assessing the adequacy of the Company’s systems of internal accounting and financial controls.

The Audit Committee Report

The Audit Committee has (1) reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007 with the Company’s management, (2) discussed with the Company’s independent registered public accountants, Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards 61, as amended, (3) received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and (4) discussed with Deloitte & Touche LLP their independence as the Company’s independent registered public accountants.

Based on the review and discussions outlined above, the Audit Committee recommended to the Board of Directors and the Board of Directors recommended that the audited consolidated financial statements for the fiscal year ended December 31, 2007 be included in the Company’s 2007 Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Audit Committee:

Irene M. Esteves, Chair
Ian W. Diery
John A. Fitzsimmons
Virginia H. Kent
Edward W. Moneypenny

Audit and Non-Audit Fees

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates (collectively “Deloitte”) for professional fees rendered in each of the fiscal years ended December 31, 2007 and December 31, 2006 were as follows:

Audit Fees:  $3,043,266 and $3,118,272, respectively, for professional services necessary to perform an audit in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the Company’s annual financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and for reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q. Also includes fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, attest services, consents and review of documents filed with the Securities and Exchange Commission;

Audit-Related Fees:  $124,500 and $99,000, respectively, for assurance and related services that were reasonably related to the performance of services specified under Audit Fees but not included in Audit Fees. These services consisted of services performed relating to employee benefit plans;

Tax Fees:  $328,418 and $252,505, respectively, for professional services rendered for tax compliance, tax advice, and tax planning; and

All Other Fees:  $39,053 and $80,604, respectively, for products and services other than the services specified under Audit Fees, Audit-Related Fees and Tax Fees. These products and services primarily consisted of tax services for Sidney Swartz.

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee established policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee. During fiscal 2007 and fiscal 2006, fees totaling $132,035 and $114,128, respectively, or less than five percent of total fees for each fiscal year, were paid to an affiliate of Deloitte for a tax services related engagement in a foreign location that were not pre-approved, but were approved by the Audit Committee promptly after the inadvertent omission from pre-approval was noticed.

Audit Committee Pre-Approval of Audit and Non-Audit Services

As part of its responsibility for oversight of the independent registered public accountants, the Audit Committee has established a pre-approval policy for engaging audit and permitted non-audit services provided by the Company’s independent registered public accountants. In accordance with this policy, each type of audit, audit-related, tax and other permitted service to be provided by the independent registered public accountants is specifically described and each such service, together with a fee level or budgeted amount for such service, is pre-approved annually by the Audit Committee. The Audit Committee has delegated pre-approval authority to its Chair to pre-approve additional non-audit services (provided such services are not prohibited by applicable law) up to a pre-established aggregate dollar limit. All services pre-approved by the Chair of the Audit Committee must be presented at the next Audit Committee meeting for their review and ratification.

ITEM 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected the firm of Deloitte & Touche LLP, an independent registered public accounting firm, to be the Company’s independent accountants for the year ending December 31, 2008 and, with the endorsement of the Board of Directors, recommends to stockholders that they ratify that appointment. Deloitte & Touche LLP served in this capacity for the fiscal year ended December 31, 2007. Its representative will be present at the Annual Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND THAT YOU VOTE

FOR

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

(Item A2 on your proxy card)

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Role of the Management Development and Compensation Committee

The Management Development and Compensation Committee of the Board of Directors (the “Committee”) assists the Board of Directors (the “Board”) in fulfilling its responsibilities to oversee the Company’s executive compensation programs and management development plans. The Committee has responsibility for the development of the Company’s executive leadership and establishing, implementing and monitoring the compensation and benefit programs of the Company. The Committee is comprised of independent, non-employee directors, as defined by applicable New York Stock Exchange standards, and operates pursuant to a written charter that is available on the Company’s website at www.timberland.com/investorrelations.

During 2007, the group of executive officers for which the Committee had oversight was defined in the Committee’s charter as the Chairman of the Board (“Chairman”), President and Chief Executive Officer (“CEO”), and management personnel in Salary Grade 12 and above.

In the first quarter of each year, for executive officers under its purview, the Committee: (1) reviews and approves individual annual salaries with the recommendation from the President and CEO; (2) establishes the target opportunity and performance measures for the annual short-term incentive plan (“STIP”) and for the long-term incentive plan (“LTIP”); (3) approves payouts under the STIP and awards under the LTIP following the conclusion of each fiscal year; and (4) assesses the competitiveness and effectiveness of the Company’s other executive compensation and benefit programs. The Committee also has the authority to reduce, but not increase, the size of any executive officer’s performance-based awards based on individual or Company performance.

Pursuant to the Committee’s charter, the Board makes final determinations with respect to the annual salary of the Chairman and the President and CEO, and the performance measures, target opportunity and payouts under the STIP and LTIP for the President and CEO based on the recommendations of the Committee. The Chairman’s salary has been set at $500,000 per year since 2001 and he is not eligible for awards under the STIP and LTIP.

In support of the annual review process for executive officers under its purview, the Committee relies on input from management, the Company’s human resources staff, and the advice and counsel of an independent external compensation consultant, Hewitt Associates. Hewitt Associates is not engaged by the Company’s management on any projects. The Company’s human resources staff does acquire and uses the competitive market survey data and reports that Hewitt Associates makes available to participating companies. The mandate of the Committee’s consultant is to serve the Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations. The Committee has the final authority to hire and terminate the consultant, and evaluates the consultant’s performance periodically.

The 2007 “Summary Compensation Table” on page 18 also includes Mr. Crimmins as he was named Chief Financial Officer (“CFO”) in August 2007. Mr. Crimmins was not within the purview of the Committee in 2007 and, therefore, the Committee did not establish his annual salary and STIP opportunity — rather they were determined in accordance with Company policy and practice generally applicable to all employees. Although Mr. Crimmins was not under the purview of the Committee in 2007, the Committee did select him as a participant in the 2007 LTIP as described below.

Compensation Program Objectives and Elements

Timberland’s executive compensation programs are intended to:

•	Attract, motivate and retain top executive talent;

•	Align executive pay to the achievement of short and long term objectives of the Company;

•	Be fair and balanced for all stakeholders — executives, the Company and shareholders; and

•	Be transparent and easily understood by all stakeholders.

Design of the Compensation Programs

Timberland’s management and the Committee examine the executive compensation programs from several different perspectives including external competitiveness, internal equity, and financial performance of the Company. External competitiveness is evaluated using two primary sources of information: a competitive peer group and market compensation data gathered from published surveys and reports.

Internal equity is evaluated by examining the compensation levels of executives relative to their peers with respect to their level of responsibility within the organization, potential to make significant contributions to the Company, and current level of performance. All executive compensation programs are evaluated with consideration given to the financial impact of the program on the Company.

To help research competitive market compensation in 2006, the Company’s management engaged Towers Perrin, a human resource and compensation consulting firm, to suggest a peer group (also referred to as a “Frame of Reference” group) of 20 companies. The Frame of Reference group includes companies with which the Company may compete for talent, that mirror the Company’s financial and market performance, and are in a comparable industry. Following a review by management and the Committee in 2007, no changes were made to the Frame of Reference group which includes:

• American Eagle Outfitters	• Jones Apparel Group	• Quiksilver, Inc.
• Brown Shoe Company	• Kenneth Cole Productions, Inc.	• Skechers USA, Inc.
• Coach, Inc.	• Limited Brands, Inc.	• Stride Rite Corporation
• Columbia Sportswear Company	• Liz Claiborne, Inc.	• Urban Outfitters, Inc.
• Deckers Outdoor Corporation	• Nike, Inc.	• VF Corporation
• Estee Lauder Companies, Inc.	• Pacific Sunwear California, Inc.	• Wolverine Worldwide, Inc.
• The Gap, Inc.	• Polo Ralph Lauren

As part of the competitive analysis, the Committee compares Timberland to the Frame of Reference group for all aspects of pay including base salary, total cash compensation (base plus bonus) and total direct compensation (base plus bonus plus long-term compensation). The Frame of Reference analysis also included comparison of Timberland’s performance in a number of financial metrics such as revenue growth, operating contribution margin, net income margin and total shareholder return value creation over 1-, 3-, and 5- year periods.

The Committee also reviews competitive compensation data from surveys and reports that provide pay levels and trends for general industry and consumer products companies. In 2007, the Committee was presented with compensation data from surveys published by Hewitt Associates, The Hay Group, and Mercer, LLC. All compensation data presented was either adjusted using regression analysis by the survey publisher, or limited to data from companies with annual revenues similar to Timberland.

The survey data and Frame of Reference analysis are only used as reference points. The Committee does not target a specific percentile for pay levels in a formulaic manner. However, the Committee and the President and CEO review both individual and aggregate compensation for the executive team compared to the peer group 50th and 75th percentiles. Compensation levels for the executives are below the 75th percentile in the aggregate with some variation at the individual level. The Committee believes that compensation set at these levels will motivate and retain the unique and exceptional caliber of talent required to advance the mission and financial objectives of the Company.

Executive Compensation Elements

Executive compensation at the Company includes a mix of fixed and variable pay, and uses some or all of the following elements:

•	Base salaries — fixed annual income that is reviewed annually by the Committee;

•	STIP — variable performance-based cash compensation with annual objectives set by the Committee during the first quarter of each fiscal year;

•	LTIP — variable performance-based equity and/or cash incentives earned by achieving longer-term objectives set by the Committee;

•	Event-driven rewards — special “one-time” award opportunities that may be granted for achieving significant business milestones not recognized by the STIP and LTIP;

•	Equity Grants — awards of stock options, restricted stock units, or other equity based compensation vehicles; and

•	Benefits and perquisites — broad-based employee health, welfare, and employee stock purchase, and savings programs, and certain executive perquisites.

Executive compensation at the Company has historically been more heavily weighted toward performance-based variable pay, rather than fixed pay, in order to promote a pay for performance culture. The Committee does not target a specific mix of fixed and variable compensation for each executive. However, in 2007 performance-based variable pay made up 80% of the CEO’s target compensation and 60-75% of target compensation for management under the Committee’s purview. Therefore, higher levels of achievement versus target performance should result in significant upside opportunity for these executives in line with the value delivered to shareholders. Conversely, actual pay is significantly lower when target performance is not achieved and incentive awards are not earned, as was the case in 2007.

Base Salary

For executive officers under the Committee’s purview in 2007, base salaries were intended to recognize the caliber and experience of each executive, the executive’s contributions to the organization and peer group competitive pay data. The Committee considers recommendations made by the President and CEO, along with his assessment of each executive’s performance. The Committee makes final determinations regarding base salaries in executive session without the CEO being present.

The Board reviews the Committee’s recommendations and makes a final determination with respect to the base salaries of the Chairman and the President and CEO. These recommendations are discussed, and final determinations are made, during the Board’s executive session without the Chairman or the President and CEO present. The Chairman’s salary was set at $500,000 for 2007, which is the level it has been set at each year since 2001.

In 2007, the Committee reviewed the competitive compensation data and determined that Messrs. Jeffrey Swartz, Harrison, and Smith should not receive an increase in pay. This decision was based on overall 2006 business performance and the competitive position of their salaries. No base salary increases were considered for Messrs. Pucker and McKeon because of their announced departure from the Company in early 2007. As part of the Company’s 2007 annual performance review process for all employees and within the Company’s merit increase guidelines, Mr. McKeon recommended, and Mr. Jeffrey Swartz approved, a 4% merit increase for Mr. Crimmins based on his performance.

In February, 2007, Mr. McCarthy was promoted to President — Authentic Youth, a business unit of the Company. At that time, management reviewed the elements of his compensation against internal and external data. As a result of this review and analysis, management recommended, and the Committee approved, that his annual base salary be increased 14% to $325,000 and his STIP target opportunity be increased from 65% to 80% of his base salary.

Additionally, in September, 2007, Mr. Crimmins received a salary increase of 10% when he was named Chief Financial Officer in recognition of his increased roles and responsibilities.

Short Term Incentive Plan

The STIP is designed to reward actual performance during the fiscal year against predetermined Company financial performance targets. This annual cash based incentive plan promotes management’s efforts to drive annual performance which in turn helps create shareholder value. After considering recommendations by management, the 2007 STIP performance measures and targets were approved by the Committee in February, 2007. These measures and targets were used for all short term incentive eligible employees globally.

The Committee believes that a mix of performance measures is appropriate for ensuring that management focuses on key areas for the fiscal year. The 2007 STIP performance measures were aligned with shareholder value drivers that were within the control and influence of management and measured from year to year. These measures covered Company earnings and asset management, as described below.

Company earnings, measured as operating contribution, made up 75% of the STIP. This measure was heavily weighted because it directly impacts shareholder value through profitability and is a measure over which management can exert a great degree of short term control. Operating contribution is defined as total revenues, less cost of goods sold and operating expenses excluding restructuring charges.

Asset management, measured as operating working capital (“OWC”) as a percentage of revenue, represented 25% of the STIP. OWC is calculated by taking the Company’s quarterly average of accounts receivable plus inventory less accounts payable, divided by total revenue. Management can affect overall OWC performance through the effective management of accounts receivable, inventory, and accounts payable.

For 2007, the STIP structure, performance targets, actual results, and overall achievement percentage was as follows:

STIP Performance Measure	Weight	Threshold		Target		Maximum		2007 Actual

Operating Contribution	75%	$91.9	M	$114.9	M	$132.1	M	$84.5	M
Operating Working Capital	25%	19.8%		19.3%		18.8%		22.3%
Payout Level		50%		100%		200%		0%

Executive officers under the Committee’s purview, as well as Mr. Crimmins, had annual incentive targets equal to 65-100% of their base salary. The targets were dependent on their salary grade level and consistent with the desired emphasis on variable pay. Specific dollar ranges are listed in the “Grants of Plan-Based Awards Table” on page 20. As a result of overall Company performance in 2007 and the failure to achieve the threshold level of performance for either measure, no STIP awards were paid.

Long Term Incentive Plan

The LTIP represents a significant portion of compensation for management under the purview of the Committee. These equity based awards are provided to retain and motivate executive officers and other eligible employee participants. The awards focus efforts on activities that enhance shareholder value over the long term, thus aligning interests with those of the Company’s shareholders.

The 2007 Executive Long Term Incentive Plan (“2007 LTIP”) was designed to focus management’s efforts on attaining the 2007 net income budget. After considering recommendations from management, the 2007 LTIP performance measure, award mix, and the target objectives were approved by the Committee in February, 2007 and subsequently approved by the Board with respect to the President and CEO. The 2007 LTIP award grants were denominated in dollar values and, if awarded, would be settled in equity. Under the terms of the 2007 LTIP, awards were scheduled to be settled 60% in stock options with ratable vesting over three years, and 40% in restricted shares with two year ratable vesting. The stock options component would be based on the value of the stock options as of the date of issuance using the Black-Scholes valuation model. The number of restricted shares issued would be based on the fair market value of the Company’s stock on the date of issuance. The 2007 LTIP performance targets, payout levels, actual results and overall achievement percentage are as follows:

LTIP Performance Measure	Weight	Threshold		Target		Maximum		2007 Actual

Net Income	100%	$74.0	M	$77.9	M	$81.8	M	$57.0	M
Payout Level		50%		100%		125%		0%

Executive officers under the purview of the Committee are not included in the broad-based annual equity award program offered to other management at Timberland. As a result, the 2007 LTIP included a non-performance based minimum value for all participants, except Mr. Jeffrey Swartz. The minimum value was included to ensure that participants will continue to build an equity interest in the Company and align their long term compensation with the interests of Company shareholders. This minimum value is equal to the threshold payout level and will be settled in the same fashion as the performance based award would have been. Specific award ranges for 2007 are listed in the “Grants of Plan-Based Awards Table” on page 20. Based on Company performance in 2007 which did not meet the threshold level of performance, eligible participants in the 2007 LTIP will receive the minimum value as outlined above. Mr. Jeffrey Swartz will not receive any awards under the 2007 LTIP.

Although not under the purview of the Committee in 2007, Mr. Crimmins was included in the 2007 LTIP in recognition of the additional duties and responsibilities he would be undertaking following the resignation of Mr. McKeon and as a retention measure.

Event-driven, Special, One-time, Nonrecurring or Other Compensation Payments

Under unique circumstances, the Company will create and award special, non-recurring rewards intended to recognize the extraordinary efforts or service of employees, or to further motivate and retain certain employees. These rewards are discretionary in nature and are approved by the Committee for any executives under their purview. During 2007, there were four items under this classification:

•	In March of 2007, the Company entered into a separation agreement with Mr. Pucker which included a payment of $3,000,000 to recognize Mr. Pucker’s significant contributions to the Company over 15 years serving most recently as its Executive Vice President and Chief Operating Officer.

•	In July of 2007, the Committee awarded Mr. Crimmins 7,500 stock options as an equity award.

•	In December of 2007, the Company entered into a separation agreement with Mr. Smith which included one year of base salary and benefits continuation and a payment of $375,000 to recognize Mr. Smith’s contributions to the Company as its President of Timberland Outdoor Group and Senior Vice President of Supply Chain Management.

•	In December of 2007, the Committee approved an award of 22,500 stock options for Mr. McCarthy to acknowledge additional responsibilities he assumed when he was appointed Co-President of the Timberland® Brand.

Additionally, the President and CEO has the ability to make awards to employees whose compensation is not under the purview of the Committee. In these circumstances, the Committee is made aware of the award, but is not required to provide its consent. During 2007, Mr. Jeffrey Swartz made two such awards to Mr. Crimmins:

•	In March of 2007, Mr. Crimmins was selected by Mr. Swartz to receive a retention payment of $100,000 payable on June 30, 2008 should he remain actively employed with the Company through that date.

•	In September of 2007, Mr. Crimmins received an award of $75,000 in recognition of his additional duties and responsibilities, and accomplishments while serving as acting CFO between April 1 and September 10. He was also awarded 25,000 stock options in connection with his appointment as CFO.

Equity Grant Practices

Annual equity awards are issued on the day following the Committee meeting in which they are determined. This meeting is held during the first quarter of the fiscal year. In addition, awards are also made in connection with promotions, one-time events or new hires and occur on the day immediately following the date or the action. The Committee has authorized the CEO, or his designee, to grant individual stock awards for this purpose. The exercise price for all stock option awards is the closing price of the Company’s Class A Common Stock on the New York Stock Exchange on the date of the grant.

Benefits and Perquisites

Executives participate in medical, disability, and life insurance benefits and annual contributions to qualified savings plans on the same basis as all salaried employees based in the United States. The Company does not provide pension arrangements (supplemental or otherwise), post-retirement healthcare coverage or similar benefits to executives.

The President and CEO is provided with transportation to and from work by a Company-provided driver in a Company-owned vehicle for security and convenience. In addition, due to the scope of the Company’s international operations, efficiency of conducting Company business, and for security purposes, the Chairman and the President and CEO use the corporate aircraft for business-related and personal travel. Further, the President and CEO is provided the use of administrative assistant services for personal matters. The Chairman receives an annual perquisite allowance of up to $200,000 in personal taxable value as approved by the Board in 2003. In 2007, Mr. Sidney Swartz received $72,710 in such perquisites. The disclosed value of these perquisites in the “Summary Compensation Table” is higher due to the valuation method used to calculate the aggregate incremental cost to the Company related to personal use of the corporate aircraft. Additional information on perquisites can be found in note (4) of the “Summary Compensation Table” section of this Proxy Statement.

Pursuant to an arrangement entered into by management at the time of his hire, and in advance of potential relocation expenses, the Company reimburses Mr. McCarthy for certain lodging, meal, and transportation expenses. These reimbursements are grossed up for income tax purposes. In 2007, Mr. McCarthy received a total of $23,516 for such reimbursements.

Executive officers under the Committee’s purview, along with other highly-compensated, key management employees based in the U.S., are also eligible to participate in the Deferred Compensation Plan (“DCP”). In this program, employees can defer up to 100% of their bonus and 100% of their salary subject to the Company’s withholding for applicable taxes and employee benefit plans withholding. The Company does not make matching contributions to this plan. The DCP is offered, in addition to the Company’s 401(k) plan, to provide them with an additional opportunity to defer compensation which may assist them with their retirement planning. Benefits under the DCP will be paid no earlier than six (6) months following the participant’s retirement or termination. Additional information on the DCP and the participation of executive officers in 2007, who are identified in the “Summary Compensation Table” can be found in the “Nonqualified Deferred Compensation Plan” section of this Proxy Statement.

Severance Benefits / Change in Control

The Company has entered into identical Change of Control Severance Agreements with each of the executive officers, who are identified in the “Summary Compensation Table”, and other key employees, but excluding Sidney Swartz. These agreements are designed to promote stability and continuity of senior management if a triggering event occurs in order to align the interests of executives and shareholders. If a change of control occurs, executives would receive certain compensation if their employment is terminated without “Cause” or for “Good Reason” within 24 months of the change of control. This compensation is intended to retain the executives. The benefit encourages them to remain with the Company, despite uncertainty, with guaranteed financial protection upon loss of employment. In addition, under the agreements, executives may separate during the 13th full calendar month after the change of control. This provision increases the likelihood that key executives will be retained during the critical first year transition period. Information regarding applicable payments under such agreements and other plans for the covered executive officers is provided in the “Potential Payments Upon Termination of Employment and Potential Payments Upon a Change-in-Control” section of this Proxy Statement.

Impact of Regulatory Requirements on Compensation (Tax Considerations)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for compensation over $1.0 million paid to the company’s executive officers, who are identified in the “Summary Compensation Table”. However, eligible performance-based compensation awards are not subject to the deduction limits if certain requirements are satisfied. The Committee takes the limitations of Section 162(m) into account in determining the design of incentive awards made to these executive officers. Neither base salary nor other non-performance based compensation programs exceeded $1.0 million in 2007 for any of these executive officers.

The Management Development and Compensation Committee Report

The Management Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis found in this Proxy Statement with the Company’s management. In reliance on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors and the Board of Directors recommended that the Compensation Discussion and Analysis be included in the Company’s 2007 Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE

Kenneth T. Lombard, Chair
Irene M. Esteves
John A. Fitzsimmons
Edward W. Moneypenny
Peter R. Moore

Summary Compensation Table

The following table and footnotes discuss the compensation awarded to, earned by or paid to the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company who served as such at December 31, 2007, for the fiscal year ended December 31, 2007 as well as Mr. McKeon, the Company’s former Chief Financial Officer, and Messrs. Pucker and Smith, both of whom would have been included in the three most highly compensated executive officers had they remained employed by the Company through December 31, 2007 (together, the “Named Executive Officers”). Messrs. McKeon, Pucker and Smith are also referred to as former executives (the “Former Executives”).

							Change in
							Pension
							Value and
						Non-Equity	Non-Qualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and		Salary	Bonus	Awards(1)(2)	Awards(1)(2)	Compensation(3)	Compensation	Compensation(4)	Total
Principal Position	Year	($)	($)	($)	($)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Jeffrey B. Swartz	2007	825,000	—	2,773,052	150,414	—	—	416,737	4,165,203
President and Chief Executive Officer	2006	818,750	—	3,808,414	407,989	199,649	—	404,215	5,639,017
John Crimmins	2007	303,633	75,000	30,903	108,117	—	—	8,405	526,058
Chief Financial Officer, and Vice President, Finance(6)
Michael J. Harrison	2007	400,000	—	729,773	84,647	—	—	8,557	1,222,977
Co-President, Timberland Brand	2006	391,035	—	772,075	197,347	79,167	—	6,141	1,445,765
Sidney W. Swartz	2007	500,000	—	—	—	—	—	239,097	739,097
Chairman of the Board
Eugene R. McCarthy	2007	318,333	—	92,708	91,277	—	—	23,516	525,834
Co-President, Timberland Brand
Kenneth P. Pucker	2007	158,359	—	207,527	(39,784)	—	—	3,023,420	3,349,522
Executive Vice President	2006	536,250	—	4,913,619	267,566	151,407	—	94,761	5,963,603
and Chief Operating Officer(5)
Gary S. Smith	2007	395,781	—	106,599	(74,498)	—	—	378,713	806,595
Senior Vice President —	2006	391,035	—	574,488	157,477	79,167	—	3,629	1,205,796
Supply Chain Management(5)
Brian P. McKeon	2007	116,788	—	(1,048,238)	(29,925)	—	—	4,326	(957,049)
Executive Vice President — Finance and Administration, Chief Financial Officer(5)	2006	412,500	—	772,075	208,980	100,248	—	7,452	1,501,255

(1)	For the Named Executive Officers employed at December 31, 2007, Column (e) shows the accounting expense recognized for stock awards under the Company’s 2004 and 2007 Executive Long Term Incentive Programs. Column (f) shows the accounting expense recognized for stock options granted under the Company’s 1997 and 2007 Incentive Plans. These expenses are recognized in accordance with the rules of Statement of Financial Accounting Standard No. 123(R), before any forfeiture assumptions. Please refer to Note 14 to our consolidated financial statements, entitled “Share-based Compensation,” included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for a discussion of the assumptions used in determining the valuations shown in these columns.

(2)	For the Former Executives, Column (e) shows the accounting expense recognized for stock awards made to Mr. Pucker under the 2004 Long Term Incentive Program for Kenneth P. Pucker; for stock awards made to Mr. McKeon under the 2004 Executive Long Term Incentive Program; and for stock awards made to Mr. Smith under the Company’s 2004 and 2007 Executive Long Term Incentive Programs. Column (f) shows the accounting expense recognized in 2007 for stock options granted under the Company’s 1997 and 2007 Incentive Plans. The amounts shown for 2007 are net of credits which represent the reversal of accounting expense previously recognized associated with awards and options, respectively, that were forfeited when the Former Executives left the Company. Columns (e) and (f) reflect forfeitures of $1,042,375 and $66,390, respectively, for Mr. Pucker, $1,048,238 and $51,637, respectively, for Mr. McKeon and $313,800 and $83,373, respectively, for Mr. Smith.

(3)	Column (g) shows the non-equity, short-term incentive plan cash bonuses earned by the Named Executive Officers. No bonuses were earned under this plan for the fiscal year ending December 31, 2007.

(4)	Column (i) includes all other compensation not reported in any of the other columns including, but not limited to, the aggregate incremental cost to the Company of providing various perquisites and personal benefits during 2007 in excess of reporting thresholds, including: (a) for personal use of the Company aircraft by Jeffrey Swartz, $289,735 and Sidney Swartz $191,834; (b) for personal use of Company owned automobiles including depreciation, registration fees, insurance and maintenance (tolls, repairs, and fuel) and a portion of the salaries and benefits paid to employee drivers of the automobiles: (i) Jeffrey Swartz, $22,870 for one hundred percent (100%) of the identified automobile costs and $54,932, which was eighty percent (80%) of the employee driver’s salary and benefits attributable to transporting Mr. Swartz, and (ii) Kenneth Pucker, $3,769 for one hundred percent (100%) of the identified automobile costs and $15,322, which was eighty percent (80%) of the employee driver’s salary and benefits attributable to transporting Mr. Pucker; (c) for personal use of administrative assistance services by Jeffrey Swartz totaling $39,788, which is approximately fifty percent (50%) of the salary and benefits attributable to such administrative assistance; (d) for payment of tax services provided to Sidney Swartz by a tax advisor, $24,750 plus a gross up to cover taxes of $8,901; (e) airline tickets purchased for Sidney Swartz, $3,355 plus a gross up for taxes of $1,206; (f) phone expenses for Sidney Swartz, $293; and (g) relocation reimbursements totaling $17,296 for certain lodging, meals and transportation expenses for Mr. McCarthy plus a gross up for taxes of $6,220. In determining the value of the use of the aircraft, we calculate the aggregate incremental cost to the Company based on the cost of fuel, trip related maintenance and repair, crew travel expenses, navigation fees and smaller variable costs. Since the Company-owned aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of the Company-owned aircraft, and the cost of maintenance not related to trips. In determining the value of the personal use of Company owned automobiles and employee drivers, the aggregate incremental cost to the Company for the automobiles includes the total costs described above to own and operate the vehicles and the aggregate incremental cost to the Company of providing employee drivers is the total salary, bonus, and benefits for each driver with eighty percent (80%) of that cost attributable to transporting the named executives and twenty percent (20%) of that cost attributable to Company business. We calculated the aggregate incremental cost to provide administrative assistance services on the same basis as the employee drivers but attributing approximately fifty percent (50%) of that cost to providing administrative assistance services not related to Company business. For additional information on perquisites, please refer to the “Compensation Discussion and Analysis” portion of this Proxy Statement under the “Benefits and Perquisites” heading.

(5)	Messrs. Pucker, McKeon and Smith ceased employment with the Company during 2007. Column (i) includes cash payments made to Messrs. Pucker and Smith of $3,000,000 and $375,000, respectively, in connection with a separation agreement that each of them entered into with the Company.

(6)	In September 2007, Mr. Crimmins received a cash bonus of $75,000. Please refer to the “Compensation Discussion and Analysis” portion of this Proxy Statement for additional information.

Grants of Plan-Based Awards Table — Fiscal Year 2007

The following table sets forth information for each of the Named Executive Officers as to grants of non-equity and equity incentive plan awards, stock and option awards, the exercise price of option awards and the grant date fair value of stock and option awards made to each of such Named Executive Officers in 2007.

											All Other		All Other
											Stock Awards:		Option Awards:	Exercise
								Estimated Future Payouts Under			Number of		Number of	or Base	Grant Date
				Approval	Estimated Future Payouts Under			Equity			Shares of		Securities	Price of	Fair Value
	Award			Date of	Non-Equity Incentive Plan Awards			Incentive Plan Awards			Stock or		Underlying	Option	of Stock and
Name	Type		Grant Date	Grant(1)	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(#)		Options	Awards	Option Awards
(a)			(b)	($)	($)	($)	($)	($)	($)	($)	(#)		(#)	($/sh)	($)
					(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)	(k)	(l)

Jeffrey B. Swartz	LTIP	(2)	7/10/2007	2/27/2007							24,154	(2)			$622,690	(2)

	STIP	(3)	2/28/2007		412,500	825,000	1,650,000

	LTIP	(5)	2/28/2007					1,250,000	2,500,000	3,125,000

John Crimmins	SOP	(4)	7/19/2007										7,500	$25.26	$189,450

	SOP	(4)	9/11/2007										25,000	$18.95	$473,750

	STIP	(3)	2/28/2007		105,625	211,250	422,500

	LTIP	(5)	2/28/2007					125,000	250,000	312,500

Michael J. Harrison	LTIP	(2)	7/10/2007	2/27/2007							6,927	(2)			$178,578	(2)

	STIP	(3)	2/28/2007		160,000	320,000	640,000

	LTIP	(5)	2/28/2007					375,000	750,000	937,500

Sidney W. Swartz	—		—		—	—	—						—	—	—

Eugene R. McCarthy	SOP	(4)	12/12/2007										22,500	$18.98	$427,050

	STIP	(3)	2/28/2007		130,000	260,000	520,000

	LTIP	(5)	2/28/2007					375,000	750,000	937,500

Kenneth P. Pucker	—		—		—	—	—						—	—	—

Gary S. Smith	LTIP	(2)	7/10/2007	2/27/2007							5,151	(2)			$132,793	(2)

	STIP	(3)	2/28/2007		160,000	320,000	640,000

	LTIP	(5)	2/28/2007					375,000	750,000	937,500

Brian P. McKeon	—		—		—	—	—						—	—	—

Key:

STIP = Short Term Incentive Plan

LTIP = Long Term Incentive Plan

SOP = Stock Option

(1)	This is the date the Management Development and Compensation Committee of our Board of Directors approved these awards.

(2)	Restricted stock awards granted under The Timberland Company 2004 Executive Long Term Incentive Program, as amended. The grant date fair value was determined by the number of shares awarded multiplied by the closing price of the Company’s Class A Common Stock on the award date ($25.78). Mr. Smith forfeited 4,672 shares when his employment with the Company ceased on December 7, 2007.

(3)	No awards were made under The Timberland Company 2007 Short Term Incentive Program. Please refer to footnote (3) to the “Summary Compensation Table” section of this Proxy Statement, and to the Short Term Incentive Plan portion of the “Compensation Discussion and Analysis” section of this Proxy Statement.

(4)	Stock option awards granted under The Timberland Company 2007 Incentive Plan. Each stock option’s grant date fair value was determined in accordance with SFAS 123(R).

(5)	No performance-based awards were made under The Timberland Company 2007 Executive Long Term Incentive Program (“2007 LTIP”). However, a minimum non-performance based equity award was made under the 2007 LTIP to Messrs. Harrison, McCarthy and Crimmins equal to the threshold level. Please refer to Long Term Incentive Plan portion of the “Compensation Discussion and Analysis” section of this Proxy Statement.

Option Exercises and Stock Vested Table — Fiscal Year 2007

The following table sets forth information for each of the Named Executive Officers as to options exercised in 2007, the dollar value realized upon exercise, the number of shares of stock that have vested, and the dollar value realized upon the vesting of stock.

	Option Awards
	Number of		Stock Awards
	Shares		Number of
	Acquired	Value	Shares	Value
	on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Jeffrey B. Swartz	0	$0	96,068	$2,502,805
John Crimmins	12,500	$122,056	0	$0
Michael J. Harrison	0	$0	11,108	$290,252
Sidney W. Swartz	0	$0	0	$0
Eugene R. McCarthy	0	$0	0	$0
Kenneth P. Pucker	180,000	$1,507,167	235,819	$6,157,294
Gary S. Smith	0	$0	28,075	$574,930
Brian P. McKeon	72,500	$559,986	0	$0

Outstanding Equity Awards at Fiscal Year Ended December 31, 2007

The following table sets forth information for each of the Named Executive Officers (i) as to each outstanding option award, the total number that were exercisable and unexercisable held at December 31, 2007 (columns (b) and (c)), each option’s exercise price and its expiration date (columns (e) and (f)) and (ii) as to the total number of shares held at December 31, 2007 that were not then vested and the total market value of those shares based on the closing price of the Company’s Class A Common Stock on December 31, 2007 ($18.08) (columns (g) and (h)).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
										Equity
										Incentive
										Plan
										Awards:
									Equity	Market
									Incentive	or Payout
				Equity					Plan	Value of
				Incentive					Awards:	Unearned
				Plan					Number	Shares,
				Awards:				Market	of Unearned	Units or
	Number of	Number of		Number			Number of	Value of	Shares,	Other
	Securities	Securities		of Securities			Shares or	Shares or	Units or	Rights
	Underlying	Underlying		Underlying			Units of	Units of	Other	That
	Unexercised	Unexercised		Unexercised	Option		Stock That	Stock That	Rights	Have
	Options	Options		Unearned	Exercise	Option	Have Not	Have Not	That Have	Not
	(#)	(#)		Options	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)(10)	($)	(#)	($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)

Jeffrey B. Swartz	120,000	—			$28.5000	3/1/2011
	50,000	—			$17.7400	2/28/2012
	90,000	—			$19.4850	3/6/2013
	112,500	37,500	(1)		$31.2900	3/3/2014
							294,038	$5,316,207
John Crimmins	7,500	—			$19.4850	3/6/2013
	10,875	3,625	(1)		$31.2900	3/3/2014
	9,000	9,000	(2)		$35.4200	3/3/2015
	3,333	6,667	(3)		$35.0100	3/2/2016
		7,500	(4)		$25.2600	7/19/2017
		25,000	(5)		$18.9500	9/11/2017
Michael J. Harrison	120,000	—			$25.4950	10/28/2013
	19,500	6,500	(1)		$31.2900	3/3/2014
							67,883	$1,227,325
Sidney W. Swartz	—	—			—
Eugene R. McCarthy	8,333	16,667	(6)		$34.0900	4/18/2016
	—	22,500	(7)		$18.9800	12/12/2017
Kenneth P. Pucker	67,500 (8)	—			$31.2900	3/3/2014
Gary S. Smith	30,000 (9)				$19.4850	3/7/2008
	30,000 (9)				$31.2900	3/7/2008
Brian P. McKeon	—	—			—

(1)	All of these stock option awards were granted on March 3, 2004 and the unexercisable amount shown will vest on March 3, 2008.

(2)	All of these stock option awards were granted on March 3, 2005 and the unexercisable amount shown will vest one half on March 3, 2008 and the other half will vest on March 3, 2009.

(3)	All of these stock options were granted on March 2, 2006 and the unexercisable amount will vest one half on March 2, 2008 and the other half will vest on March 2, 2009.

(4)	This stock option award was granted on July 19, 2007 and the unexercisable amount shown will vest one third on July 19, 2008, one third on July 19, 2009, and one third on July 19, 2010.

(5)	This stock option award was granted on September 11, 2007 and the unexercisable amount shown will vest one third on September 11, 2008, one third on September 11, 2009, and one third on September 11, 2010.

(6)	This stock option award was granted on April 18, 2006 and the unexercisable amount shown will vest one-half on April 18, 2008, and one-half on April 18, 2009.

(7)	This stock option award was granted on December 12, 2007 and the unexercisable amount shown will vest one third on December 12, 2008, one third on December 12, 2009, and one third on December 12, 2010.

(8)	Although Kenneth P. Pucker is no longer employed by Timberland, terms of the 1997 Incentive Plan, as amended, for his March 3, 2004 grant stipulate that if the length of service is greater than 10-years and the stock option award was issued in 2004 or later the participant will have the full life of the grant, 10 years from date of grant, to exercise his vested options. Unvested options were cancelled on March 31, 2007.

(9)	Gary Smith’s employment with Timberland ended on December 7, 2007 and under the 1997 Incentive Plan, as amended, he had 90 days to exercise currently vested options. His unvested options were cancelled immediately upon termination of employment.

(10)	Shares in this column that had not vested at December 31, 2007 for each of the Named Executive Officers will vest as follows: (i) Mr. Jeffrey Swartz, 38,750 will vest July 5, 2008; 57,319 shares will vest on March 3, 2008; 173,815 shares will vest on July 5, 2009; and 24,154 will vest on July 10, 2010; and (ii) Mr. Harrison, 11,108 shares will vest on July 5, 2008; 49,848 shares will vest on July 5, 2009; and 6,927 shares will vest on July 10, 2010.

Nonqualified Deferred Compensation Plan

The information in this table relates to our Deferred Compensation Plan which permits our executives, members of our Board of Directors, and most of our salaried employees to defer salary, bonuses, fees, commissions and refunds of 401(k) plan contributions. Participants in this Plan may defer up to that amount of the compensation described which leaves an amount necessary for current payments such as FICA (including Medicare), income taxes and employee benefit plan withholding requirements. Each eligible participant is required to make deferral elections prior to earning the amounts subject to the deferral elections. Each participant designates a percentage of the deferred amounts to be deemed invested in money market, bond and equity funds which measure the notional or hypothetical investment return on deferred amounts. Participants will receive their cash balance, including any investment gains or losses, upon retirement, termination of employment or at certain other times, including at scheduled withdrawal dates, in a lump-sum or in installments, as previously elected by the participant. A participant may extend a scheduled withdrawal date provided the extension occurs at least twelve (12) months prior to a scheduled withdrawal date and defers the payment date by at least five (5) years.

Non-Qualified Deferred Compensation
Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions in	Contributions in	Earnings	Withdrawals/	December 31,
	2007	2007	in 2007	Distributions	2007
Name	($)	($)	($)	($)	($)
(a)	(b)(1)	(c)	(d)(1)	(e)	(f)(1)

Jeffrey B. Swartz	$—	$—	$—	$—	$—
John Crimmins	$—	$—	$—	$—	$—
Michael J. Harrison	$100,148	$—	$12,844	$—	$125,864
Sidney W. Swartz	$—	$—	$—	$—	$—
Eugene R. McCarthy	$—	$—	$—	$—	$—
Kenneth P. Pucker	$—	$—	$—	$—	$—
Gary S. Smith	$—	$—	$16,592	$—	$320,979
Brian P. McKeon	$—	$—	$2,552	$82,096	$—

(1)	Amounts in column (b) are included in amounts reported in the Summary Compensation Table. Amounts in column (d) are not included in amounts reported in the Summary Compensation Table. Amounts in column (f) include each executive’s aggregate contribution to our Deferred Compensation Plan which have been reported as compensation to the executive in the Summary Compensation Table for prior years, but any earnings on such contributions which are included in column (f) have not been reported as compensation to the executive in prior years Summary Compensation Tables.

Potential Payments Upon Termination of Employment and Potential Payments Upon a Change-In-Control

We describe below any contract, agreement, plan or arrangement, written or unwritten, that provides for payment to a Named Executive Officer at, following, or in connection with any termination of employment (including death or disability) or in connection with a change in control of the Company. Some of our plans, as discussed below, accelerate the vesting of option, restricted stock and unrestricted stock awards and require payment of other amounts upon certain termination of employment events or change in control. The Change of Control Severance Agreement described below accelerates the vesting of option awards upon a change in control and requires payment of salary, bonus and other amounts upon certain termination of employment events following a change in control. For potential payments to each of the Named Executive Officers who were subject to a Change of Control Severance Agreement at December 31, 2007 related to a change of control pursuant to such Change of Control Severance Agreement, our 2007 Incentive Plan, and 1997 Incentive Plan, refer to the table below under the heading Potential Payments Under Change of Control Agreement and Plans — Termination of Employment at December 31, 2007. For potential payments to each of the Named Executive Officers employed at December 31, 2007 related to other termination of employment, death or disability pursuant to our 2007 Incentive Plan and 1997 Incentive Plan, and the terms of stock option and restricted stock award agreements made under the 2007 Incentive Plan and 1997 Incentive Plan, refer to the discussion below under the heading Potential Payments Under Awards — Termination of Employment, Death and Disability at December 31, 2007. In addition, two of our former executive officers, Kenneth P. Pucker and Gary S. Smith, entered into separation agreements with the Company during 2007. Payments in connection with those agreements are discussed below under the heading Separation Agreements.

Stock Options

We have granted stock options to certain of our employees under our 2007 Incentive Plan and 1997 Incentive Plan, as amended. Certain change of control provisions within these Plans may apply to all stock option recipients. In addition, as described below under Change of Control Severance Agreements, stock options held by executives who have a Change in Control Severance Agreement will immediately vest upon a change of control of the Company unless the administrator of our 2007 Incentive Plan and 1997 Incentive Plan provides for the assumption of such stock options by the acquiror or provides for a substitute or replacement award. The terms of all stock option awards provide for the immediate vesting of all such options upon the death of the holder. For potential payments to each of the Named Executive Officers who were subject to a Change of Control Severance Agreement at December 31, 2007 related to stock options, refer to the table below under the heading Potential Payments Under Change of Control Agreement and Plans — Termination of Employment at December 31, 2007 and for potential payments to each of the Named Executive Officers employed at December 31, 2007 related to stock options refer to the discussion below under the heading Potential Payments Under Awards — Termination of Employment, Death and Disability at December 31, 2007.

Restricted Stock

We have granted restricted stock subject to agreements and created incentive plans with restricted stock award opportunities for Jeffrey B. Swartz and Michael J. Harrison under our 1997 Incentive Plan, as amended. The terms of such restricted stock agreements and incentive plans provide for the full or partial vesting of restricted shares if the executive’s employment is terminated in certain circumstances defined in the agreements or plans which constitute termination without Cause, voluntary termination for Good Reason, disability, death or change in control. For potential payments to Jeffrey B. Swartz and Michael J. Harrison at December 31, 2007 related to restricted stock, refer to the table below under the heading Potential Payments Under Change of Control Agreement and Plans — Termination of Employment at December 31, 2007 and the discussion below under the heading Potential Payments Under Awards — Termination of Employment, Death and Disability at December 31, 2007.

Cash Severance

All of our employees, including our executive officers, are employees-at-will and as such do not have employment contracts with us which might have specified a cash severance amount. While the Company has a severance policy, amounts that may be paid as cash severance to an executive officer upon certain termination of employment events is not calculable because various factors will impact the amount of cash severance that the Company is willing to pay, if any, and the amount that the executive officer is willing to accept.

Separation Agreements

In March 2007, the Company entered into a separation agreement with Kenneth P. Pucker that provided for payments to Mr. Pucker in connection with his separation from employment. The Company made a $3,000,000 cash payment to Mr. Pucker to recognize his significant contributions to the Company during his 15 years of service. Mr. Pucker agreed not to compete with the Company for a period of one year.

In December 2007, the Company entered into a separation agreement with Gary S. Smith which included one year of base salary equal to $400,000 and one year of benefits continuation equal to $88,000 (which includes $40,000 related to continuing health care benefits). The Company also made a $375,000 cash payment to Mr. Smith to recognize Mr. Smith’s contributions to the Company.

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executive officers are eligible to participate in our 401(k) contributory defined contribution plan. In any plan year, we will contribute to each participant a matching contribution equal to 50% of the first 6% of the participant’s compensation that has been contributed to the plan. All of our executive officers, except for Mr. McCarthy, participated in our 401(k) plan during fiscal 2007 and received matching contributions.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution plans. We do offer a deferred compensation plan to our executives and most of our U.S. based salaried employees under our Deferred Compensation Plan. Under this Plan, participants may defer salary, bonuses, fees, commissions and refunds of 401(k) plan contributions. Participants will receive their cash balance, including any investment gains or losses, upon retirement, termination of employment or at certain other times in a lump-sum or in instalments, as previously elected by the participant.

Other Post-Employment Payments

All of our employees, including our executive officers, are employees-at-will and as such do not have employment contracts with us. Generally, we do not provide post-employment health coverage or other benefits, except in connection with the Change of Control Severance Agreements we have entered into with certain of our executive officers and other key employees, details of which are included below under the heading “Change of Control Severance Agreements.” Accrued vacation days are paid in cash to all employees upon termination of employment.

Change of Control Severance Agreements

We have entered into a Change of Control Severance Agreement with the following Named Executive Officers, namely, Jeffrey B. Swartz, Michael J. Harrison, Eugene R. McCarthy and John Crimmins. The Change of Control Severance Agreements we had entered into with Mr. Pucker, Mr. McKeon and Mr. Smith terminated when their employment with the Company ceased in 2007. We have not entered into a Change of Control Severance Agreement with Sidney W. Swartz. The Change of Control Severance Agreements for each of the four covered Named Executive Officers are identical. The form of the agreement has been filed on Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000. The Change of Control Severance Agreements generally provide that, if within 24 months following a change in control the executive officer’s employment is terminated for reasons other than for “Cause” (as defined in the Change of Control Severance Agreement) or by the executive for “Good Reason” (as defined in the Change of Control Severance Agreement), we will make a lump sum cash payment to the executive officer equal to two times the sum of the executive officer’s annual base salary in effect at the date of termination and the average of the annual bonuses earned by the executive under our Short Term Incentive Plan over the last three fiscal years, and for a period of 24 months following the date of termination the executive will also receive medical, dental, disability, life insurance and automobile benefits in effect at the time of termination. If the executive officer voluntarily terminates employment during the thirteenth full month following a change in control, then the executive will receive a lump sum cash payment from us equal to fifty percent of the salary and bonus amounts described above and 12 months of the other benefits described above. In the event that any payment or benefit made to an executive under the Change of Control Severance Agreement will be subject to excise tax pursuant to Section 4999 of the Internal Revenue Code, the Company will make an additional lump sum cash payment to the executive to make the executive whole for all taxes and any associated interest and penalties imposed under or as a result of Section 4999. In addition, in the event of a change of control pursuant to the Change of Control Severance Agreement, the 2007 Incentive Plan and the 1997 Incentive Plan, as amended, any stock option held by the executive will become immediately exercisable, unless pursuant to the 2007 Incentive Plan and 1997 Incentive Plan the plan administrator provides for the assumption of the award by the acquiror or a substitute or replacement award. Additionally, restricted stock held by the executive will become immediately vested in the event of a change of control as provided under the 2007 Incentive Plan and 1997 Incentive Plan, unless pursuant to those Plans the plan administrator provides for the assumption of the award by the acquiror or a substitute or replacement award. In each case, the stock options and restricted stock will, subject only to the plan administrator’s exercise of its authority described above, become immediately exercisable or vested whether or not the executive’s employment is also terminated in connection with the change of control. If the executive voluntarily terminates employment during the thirteenth month following a change of control and receives the payment and benefits described, the executive agrees not to compete with the Company for a period of six months. The agreement calls for us to require that the agreements will be assumed by any of our successors.

Had a change in control transaction occurred on December 31, 2007, and had the four covered Named Executive Officers’ employment been terminated on December 31, 2007 without “Cause” or for “Good Reason”, as those terms are defined in the Change of Control Severance Agreement, they would have been eligible to receive the payments set forth in the columns under the heading “Within 24 Months of a Change in Control” in the table below. Assuming a change in control transaction occurred thirteen months earlier, and the four covered Named Executive Officers voluntarily terminated their employment at December 31, 2007 for other than “Good Reason”, as that term is defined in the Change of Control Severance Agreement, these officers would have been eligible to receive the payments set forth in the columns under the heading “During the 13th Month Following a Change in Control” in the table below.

Potential Payments Under Change of Control Agreement and Plans — Termination of Employment at December 31, 2007

	Within 24 Months of a Change in Control					During the 13th Month Following a Change in Control
		Excise		Option			Excise		Option
	Salary &	Tax and		and		Salary &	Tax and		and
	Bonus	Gross Up	Benefits	Stock	Total	Bonus	Gross Up	Benefits	Stock	Total
Name	($)	($)	($)(1)	Awards(2)	($)	($)	($)	($)(1)	Awards(3)	($)

Jeffrey B. Swartz	3,372,550	0	79,552	1,040,240	4,492,342	1,686,275	0	39,776	2,998,008	4,724,059
John Crimmins	923,248	0	31,563	0	954,811	461,624	0	15,782	1,367	478,773
Michael J. Harrison	1,437,070	0	31,227	290,014	1,770,311	718,535	0	21,614	767,530	1,507,679
Sidney W. Swartz(4)	—	—	—	—	—	—	—	—	—	—
Eugene R. McCarthy	636,666	0	30,766	0	667,432	318,333	0	15,383	0	333,716

(1)	Consists of medical, dental, disability, life insurance and automobile benefits. The value is based upon the type of insurance coverage we carried for each covered executive officer as of December 31, 2007 and is valued based on the premiums in effect on December 31, 2007 for 24 months and 12 months of continued coverage. For Mr. Harrison the annual automobile allowance in effect on December 31, 2007 was $6,000; Messrs. Crimmins and McCarthy have no annual automobile allowance in effect on December 31, 2007.

(2)	This column lists the value of options and restricted stock awards that may be provided to the four covered Named Executive Officers upon termination of employment following a change of control transaction, calculated pursuant to Section 280G of the Internal Revenue Code. The calculations assume a change of control occurred December 31, 2007, that each covered Named Executive Officer terminated employment on that date, and the options and stock immediately vested and were cashed out. The Change of Control Severance Agreement provides that options awarded to executive officers under the 2007 Incentive Plan and 1997 Incentive Plan, as amended, become immediately exercisable (i.e., vest), subject to the terms of these Plans. The Plans provide that unvested restricted stock may vest upon a change of control. The acceleration of these vesting rights contingent upon a change of control constitutes a payment. Accordingly, the value of the accelerated vesting of the options and restricted stock listed in this column is calculated in accordance with Section 280G of the Internal Revenue Code, using the closing price of the Company’s Class A Common Stock on December 31, 2007 ($18.08).

(3)	This column lists the value of options and restricted stock awards that may be provided to the four covered Named Executive Officers who terminate employment during the 13th month following a change of control transaction, calculated pursuant to Section 280G of the Internal Revenue Code. The calculations assume that the four covered Named Executive Officers became vested in their outstanding unvested options and restricted stock awards due to a change of control transaction occurring on November 1, 2006. The acceleration of vesting rights contingent upon a change of control constitutes a payment. Accordingly, the value of the accelerated vesting of the options and restricted stock listed in this column is calculated in accordance with Section 280G of the Internal Revenue Code, using the closing price of the Company’s Class A Common Stock on November 1, 2006 ($28.60).

(4)	We have not entered into a Change of Control Severance Agreement with Mr. Sidney W. Swartz. Accordingly, Mr. Swartz is not entitled to payments or benefits triggered by a change-of-control transaction.

Potential Payments Under Awards — Termination of Employment, Death and Disability at December 31, 2007

2007 Incentive Plan and 1997 Incentive Plan — Stock Option Agreements

All outstanding stock options vest upon death and become exercisable by the estate of the option holder. Assuming immediate exercise and sale of the vested and previously unvested and in the money stock options upon death on December 31, 2007, the value that would have been recognized by the estate of Jeffrey B. Swartz would have been: 50,000 shares with a value of $17,000. The closing price of the Company’s Class A Common Stock on December 31, 2007 was $18.08.

1997 Incentive Plan — Restricted Stock Award Agreements

All outstanding restricted stock award agreements contain terms providing for the full or partial vesting of the restricted stock upon termination of employment without Cause or for Good Reason (as those terms are defined in those agreements), and upon death or disability. Assuming termination of employment without Cause or for Good Reason on December 31, 2007, the value that would have been recognized by each of the then employed Named Executive Officer’s would be: Jeffrey B. Swartz, 158,897 shares with a value of $2,872,858; and Michael J. Harrison, 29,129 shares with a value of $526,652. Assuming termination of employment upon death or disability on December 31, 2007, the value that would have been recognized by each of then employed Named Executive Officer’s would be: Jeffrey B. Swartz, 294,038 shares with a value of $5,316,207; and Michael J. Harrison, 67,883 shares with a value of $1,227,325. The closing price of the Company’s Class A Common Stock on December 31, 2007 was $18.08.

Equity Compensation Plan Information

Number of Securities
Remaining
	Number of Securities		Available for Future
	to be Issued	Weighted-Average	Issuance under
	Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	4,614,603	$27.31	3,830,597	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	4,614,603	$27.31	3,830,597

(1)	Excludes an award approved in 2007 by our Board of Directors to be settled in stock options and restricted stock under the Company’s 2007 Executive Long Term Incentive Plan (the “2007 LTIP”) based on achieving net income targets for the twelve month period from January 1, 2007 through December 31, 2007. In accordance with the 2007 LTIP, the minimum award amount of $1.0 million will be settled 60% in stock options, which will vest equally over a three year vesting schedule, and 40% in restricted stock, which will vest equally over a two year vesting schedule. The options and shares will be issued not later than March 31, 2008. For purposes of the settlement, the number of shares subject to the options will be based on the value of the option as of the date of issuance of the option using the Black-Scholes option pricing model, and the number of restricted shares issued will be based on the fair market value of the Company’s stock on the date of issuance. All of these shares are subject to restrictions on sale and transferability, a risk of forfeiture and certain other terms and conditions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the number of shares of Class A Common Stock and Class B Common Stock beneficially owned by (i) persons known to the Company to be beneficial owners of 5% or more of the outstanding shares of either Class A Common Stock or Class B Common Stock, (ii) each director, nominee for director and Named Executive Officer, and (iii) all directors and executive officers as a group, as of the close of business on February 14, 2008:

	Shares Owned Beneficially
	Class A				Class B
Name and Address of Beneficial Owner(1)	Number(2)		Percent(3)		Number		Percent

Sidney W. Swartz(15)	425,629			*	8,275,184		70.5
Judith H. Swartz and Robert N. Shapiro, as Trustees of The Sidney W. Swartz 1982 Family Trust(15)	278,204			*	3,220,612		27.4
Capital Research Global Investors(4)	6,151,000		12.72
FMR LLC(5)	5,281,358		10.92
Wachovia Corporation(6)	5,127,540		10.60
Royce & Associates, LLC(7)	4,689,735		9.70
Harris Associates Inc.(8)	4,285,500		8.86
Met Life Advisors, LLC(9)	3,900,000		8.06
Sprucegrove Investment Management Ltd.(10)	2,711,460		5.61
Jeffrey B. Swartz(15)	1,577,775	(11)	3.15		247,864	(11)	2.1
Michael J. Harrison	300,035			*
Kenneth P. Pucker(12)	264,759			*
Gary S. Smith(13)	93,269			*
Brian P. McKeon(14)	92,500			*
Virginia H. Kent	88,384			*
Ian W. Diery	68,258			*
John A. Fitzsimmons	68,258			*
Bill Shore	49,390			*
John Crimmins	45,960			*
Irene M. Esteves	43,142			*
Kenneth T. Lombard	23,273			*
Edward W. Moneypenny	23,273			*
Peter R. Moore	23,273			*
Terdema L. Ussery, II	23,273			*
Eugene R. McCarthy	8,333			*
All directors and executive officers as a group (20 persons)	3,708,396		7.66		11,743,660		100

*	Does not exceed 1% of the class

(1)	Address, unless otherwise noted: c/o The Timberland Company, 200 Domain Drive, Stratham, NH 03885.

(2)	Amounts include shares issuable upon the exercise of stock options which are either currently exercisable or will become exercisable on or before April 14, 2008, as follows: Mr. Crimmins, 45,960; Mr. Diery, 68,258; Ms. Esteves, 43,142; Mr. Fitzsimmons, 68,258; Mr. Harrison, 146,000; Ms. Kent, 88,384; Mr. Lombard, 23,273; Mr. McCarthy 8,333; Mr. Moneypenny 23,273; Mr. Moore, 23,273; Mr. Pucker, 67,500; Mr. Shore, 49,390; Mr. Smith, 60,000; Mr. Jeffrey Swartz, 410,000; Mr. Ussery 23,273; and all executive officers and directors as a group, 3,708,396. Amounts also include the unvested shares awarded pursuant to prior years’ restricted stock awards to Mr. Jeffrey Swartz, 236,719, and Mr. Harrison, 67,883.

(3)	Percentages are calculated on the basis of the amount of outstanding shares of common stock of such class plus, for each person or group, any shares such person or group has the right to acquire on or prior to April 14, 2008.

(4)	Capital Research Global Investors, a division of Capital Research and Management Company, by reason of its investment advisor status is deemed to be a beneficial owner of 6,151,000 shares of Class A Common Stock. Address: 333 South Hope Street, Los Angeles, California 90071-1406. Beneficial Ownership as of December 31, 2007 based on a Schedule 13G filed January 10, 2008.

(5)	FMR LLC is the parent holding company of Fidelity Management & Research Company, a registered investment adviser to Fidelity Low Priced Stock Fund, which held 4,608,600 shares of Class A Common Stock. Edward C. Johnson 3d and members of his family are a controlling group of FMR LLC. Address: 82 Devonshire Street, Boston, Massachusetts 02109. Beneficial ownership as of December 31, 2007 based on a Schedule 13G/A filed on February 14, 2008.

(6)	Address: One Wachovia Center, Charlotte, NC 28288-0137. Beneficial ownership of 5,127,540 as of December 31, 2007 based on a Schedule 13G filed on February 14, 2008.

(7)	Royce & Associates, LLC is a registered investment adviser to Royce Premier Fund, which held 2,893,900 shares of Class A Common Stock. Address: 1414 Avenue of the Americas, New York, New York 10019. Beneficial ownership as of December 31, 2007 based on a Schedule 13G/A filed on February 1, 2008. Beneficial ownership as of February 29, 2008 was 4,967,935 based on a Schedule 13G/A filed on March 6, 2008.

(8)	Harris Associates L.P. by reason of its investment adviser status to and other relationships with Harris Associates Inc. is deemed to be the beneficial owner of 4,285,500 shares of Class A Common Stock of the Company owned by Harris Associates Inc. Address: Two North LaSalle Street, Suite 500, Chicago, Illinois 60602. Beneficial ownership as of December 31, 2007 based on a Schedule 13G/A filed on February 13, 2008.

(9)	Met Life Advisors, LLC is an investment advisor to Harris Oakmark Focused Value Portfolio, a series of Metropolitan Series Fund, Inc., which has the right to receive dividends from the proceeds from the sale of 3,900,000 shares of Class A Common Stock. Address: 501 Boylston Street, Boston, MA 02116. Beneficial ownership as of December 31, 2007 based on a Schedule 13G filed on February 14, 2008.

(10)	Sprucegrove Investment Management Ltd. by reason of its investment adviser status is deemed to be the beneficial owner of 2,711,460 shares of Class A Common stock. Address: 181 University Avenue, Suite 1300, Toronto, Ontario, Canada M5H 3M7. Beneficial ownership as of December 31, 2007 based on a Schedule 13G filed on February 13, 2008.

(11)	Amount includes 31,200 shares of Class A Common Stock and 183,484 shares of Class B Common Stock held by Mr. Jeffrey Swartz as custodian for minor children, 87,204 shares of Class A Common Stock held by Mr. Swartz’s spouse, and 278,204 shares of Class A Common Stock held in trust for the benefit of Mr. Swartz.

(12)	Kenneth P. Pucker’s employment with the Company terminated on March 31, 2007. Beneficial ownership by Mr. Pucker based on shares owned as of the close of business on such termination date.

(13)	Gary S. Smith’s employment with the Company terminated on December 7, 2007. Beneficial ownership by Mr. Smith based on shares owned as of the close of business on such termination date

(14)	Brian P. McKeon’s employment with the Company terminated on March 30, 2007. Beneficial ownership by Mr. McKeon based on shares owned as of the close of business on such termination date.

(15)	Sidney Swartz, his son Jeffrey and his grandchildren beneficially own all of the Class B Common Stock. As of February 14, 2008, Sidney Swartz, The Sidney W. Swartz 1982 Family Trust, a trust for the benefit of his family (the “Family Trust”), and the Swartz Foundation, held, in the aggregate, approximately 71.8% of the combined voting power of the Company’s capital stock, and the Family Trust held less than 1% of the Class A Common Stock. By virtue of this stock ownership, Sidney Swartz may be deemed to be a “control person” of the Company within the meaning of the rules and regulations under the Securities Act of 1933, as amended, and the Family Trust influences the election of Mr. Diery, Ms. Esteves, and Mr. Fitzsimmons. Jeffrey Swartz, the Company’s President and Chief Executive Officer, is one of the beneficiaries of the Family Trust.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval or Ratification of Related Person Transactions

The legal department is primarily responsible for identifying and reviewing relationships and transactions in which the Company and our directors, executive officers, certain of our shareholders or their immediate family members are participants to determine whether any of these “related persons” had or will have a direct or indirect material interest. In order to identify potential related person transactions, the Company’s legal department annually prepares and distributes to all directors and executive officers a written questionnaire which includes questions intended to elicit information about any related person transactions. In addition, our internal audit department conducts an annual review of the Company’s charitable contributions and submits a written request annually to all executive officers’ assistants regarding executive compensation, perquisites and related person transactions, responses to which are shared with the legal department. Information regarding transactions with related persons or any violation of policy, including transactions involving a potential conflict of interest in violation of our Code of Ethics, may be anonymously reported by employees through the Company’s Integrity Line and may be subsequently obtained by our general counsel. A copy of our Code of Ethics is posted on the corporate governance section of our website at www.timberland.com/investorrelations/index.jsp.

If a related person transaction is identified by the legal department as one which must be reported in the Company’s Proxy Statement pursuant to applicable Securities and Exchange Commission regulations, our Governance and Nominating Committee is ultimately responsible for reviewing and approving or ratifying any such related person transactions. In evaluating related person transactions, our Governance and Nominating Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board of Directors and as individual directors. The Governance and Nominating Committee may approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of the Company. Based on information provided by the directors, executive officers, and the legal and internal audit departments, there were no related person transactions since the beginning of the Company’s 2007 fiscal year to be reported in this Proxy Statement under applicable Securities and Exchange Commission regulations.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Management Development and Compensation Committee of the Board of Directors are Kenneth T. Lombard, Chair, Irene M. Esteves, John A. Fitzsimmons, Edward W. Moneypenny and Peter R. Moore.

FINANCIAL AND OTHER INFORMATION

The Company mailed its 2007 Annual Report and Form 10-K to its stockholders on or about April 11, 2008. The combined 2007 Annual Report and Form 10-K includes audited financial statements, and other business information and is incorporated herein by reference.

To obtain a free copy of the Company’s combined Annual Report and Form 10-K for the fiscal year ended December 31, 2007, which Form 10-K was filed by the Company with the Securities and Exchange Commission, contact the Investor Relations Department, The Timberland Company, 200 Domain Drive, Stratham, New Hampshire 03885 (telephone: (603) 773-1212).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The securities laws of the United States require the Company’s directors, its executive officers and any persons holding more than 10% of the Class A Common Stock to report their ownership of Class A Common Stock and any changes in that ownership to the Securities and Exchange Commission. All such persons satisfied these filing requirements during and with respect to fiscal year 2007, except that the Company inadvertently filed an incorrect Form 4 for Jeffrey B. Swartz in July 2007 which was amended and filed in December 2007 to report the disposition of 16,177 shares to pay taxes on restricted stock that vested. In making this disclosure, the Company has relied solely on written representations furnished to the Company by its directors, its executive officers and persons who previously held more than 10% of the Class A Common Stock, and copies of the reports that these persons have filed with the Securities and Exchange Commission.

OTHER BUSINESS

The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any additional matters should properly come before the Annual Meeting, the persons appointed as proxies in the enclosed proxy intend to vote such proxy in accordance with their judgment on any such matters.

STOCKHOLDER PROPOSALS

Proposals which stockholders intend to present at the 2009 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than February 25, 2009 to be presented at that Annual Meeting. Any proposal received after such date will be untimely and will not be considered at the 2009 Annual Meeting of Stockholders. To be eligible for inclusion in next year’s Proxy Statement, the Secretary of the Company must receive stockholder proposals no later than December 13, 2008. In addition to these mailing requirements, stockholder proposals also must be in compliance with applicable Securities and Exchange Commission regulations.

002CS-61509

PROXY
THE TIMBERLAND COMPANY
ANNUAL MEETING OF STOCKHOLDERS—MAY 15, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Sidney W. Swartz and Jeffrey B. Swartz, and each of them, as attorneys and proxies, with the power of substitution, to represent and vote at the Annual Meeting of Stockholders of The Timberland Company (the “Company”) and at any adjournments thereof, all shares of the Company’s Class A Common Stock which the undersigned could vote if present, in such manner as they, or either of them, may determine on any matters which may properly come before the meeting or any adjournments thereof and to vote on the matters set forth on the reverse side of this proxy as directed by the undersigned. The Annual Meeting will be held on Thursday, May 15, 2008, at 9:00 a.m., at The Timberland Company, 200 Domain Drive, Stratham, New Hampshire 03885.
A stockholder is entitled to one vote for each share of Class A Common Stock and ten votes for each share of Class B Common Stock held of record at the close of business on March 20, 2008. The holders of Class A Common Stock will vote separately as a class to elect three nominees for director, Ian W. Diery, Irene M. Esteves and John A. Fitzsimmons, and the holders of Class A Common Stock and the holders of Class B Common Stock will vote together as a single class to elect eight nominees for director, Sidney W. Swartz, Jeffrey B. Swartz, Virginia H. Kent, Kenneth T. Lombard, Edward W. Moneypenny, Peter R. Moore, Bill Shore and Terdema L. Ussery, II, and to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED TO FIX THE NUMBER OF DIRECTORS AT ELEVEN, TO ELECT ALL ELEVEN NOMINEES AND TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Annual Meeting Proxy Card
A.  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1.	To fix the number of directors at eleven for the coming year, subject to further action by the Board of Directors as provided in the Company’s By-Laws, and to elect the following nominees:

	For	Withhold		For	Withhold		For	Withhold

01 — Sidney W. Swartz	☐	☐	02 — Jeffrey B. Swartz	☐	☐	03 — Ian W. Diery	☐	☐

04 — Irene M. Esteves	☐	☐	05 — John A. Fitzsimmons	☐	☐	06 — Virginia H. Kent	☐	☐

07 — Kenneth T. Lombard	☐	☐	08 — Edward W. Moneypenny	☐	☐	09 — Peter R. Moore	☐	☐

10 — Bill Shore	☐	☐	11 — Terdema L. Ussery, II	☐	☐

	For	Against	Abstain
2. To ratify the appointment of Deloitte & Touch LLP as the Company’s independent registered public accounting firm.	☐	☐	☐
B.  Non-Voting Items
Change of Address—Please print your new address below.

Comments—Please print your comments below.

Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C.  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign here personally, exactly as your name is printed on your stock certificate. If the stock certificate is registered in more than one name, each joint owner or each fiduciary should sign personally. Only authorized officers should sign for a corporation.

Date (mm/dd/yyyy)	___/___/___	Signature 1: Please keep signature within the box.
Date (mm/dd/yyyy)	___/___/___	Signature 2: Please keep signature within the box.